Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statement of operations are derived from, and should be read in conjunction with, the historical financial statements and notes thereto of Dole Food Company, Inc. (“Dole”), as presented in our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on March 12, 2013.

The unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the sale of Dole’s worldwide packaged food business and Asia fresh business as well as the pay down of existing indebtedness and new borrowings (the “Transactions”) as if the Transactions occurred on December 29, 2012 for the unaudited pro forma condensed consolidated balance sheet and on January 1, 2012 for the unaudited pro forma condensed consolidated statement of operations. Historical operating information presented excludes Dole’s worldwide packaged food business and Asia fresh business from the continuing operations of Dole.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this report on Form 8-K. Pro forma adjustments that reflect the pay down of existing indebtedness, new borrowings and employee related compensation payments for Dole employees are presented in a separate column from the pro forma adjustments related to the sale transaction.

We did not account for Dole’s worldwide packaged food business and Asia fresh business (collectively, “Dole Asia”) as, and it was not operated as, a separate, stand-alone entity, subsidiary or division for the periods presented.

The unaudited pro forma condensed consolidated financial statements do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the transaction occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of our future financial performance. For example, actions that Dole may undertake to reduce overhead expenses in light of the Transactions are not reflected.

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 29, 2012

		Pro Forma Adjustments
	Dole Food Company, Inc.	Disposition of Dole Asia		Other		Pro Forma Consolidated
	(In thousands)
ASSETS
Cash and cash equivalents	$91,579	$1,643,975	(a)(c)	$(1,274,806	)(b)	$460,748
Receivables, net	491,640	—		—		491,640
Inventories	241,741	—		—		241,741
Prepaid expenses and other assets	36,249	—		(4,800	)(d)	31,449
Deferred income tax assets	5,959	—		—		5,959
Assets held-for-sale	1,877,523	(1,861,060	)(c)	—		16,463

Total current assets	2,744,691	(217,085)		(1,279,606)		1,248,000
Investments	88,881	—		—		88,881
Actively marketed land	74,814	—		—		74,814
Property, plant and equipment, net	688,890	—		—		688,890
Goodwill	273,906	—		—		273,906
Intangible assets, net	261,315	—		—		261,315
Other assets, net	97,274	—		9,000	(d)	106,274

Total assets	$4,229,771	$(217,085)		$(1,270,606)		$2,742,080

LIABILITIES AND EQUITY
Accounts payable	$313,400	$41,550	(c)(1)	$—		$354,950
Liabilities related to assets held-for-sale	448,924	(448,924	)(c)	—		—
Accrued liabilities	535,364	(37,550	)(c)(1)	(31,200	)(f)(2)	466,614
Current portion of long-term debt, net	161,750	—		(158,387	)(d)	3,363
Notes payable	19,762	—		—		19,762

Total current liabilities	1,479,200	(444,924)		(189,587)		844,689
Long-term debt, net	1,512,646	—		(959,519	)(d)	553,127
Deferred income tax liabilities	128,927	—		(20,190	)(f)	108,737
Other long-term liabilities	396,472	—		(48,000	)(e)	348,472
Equity attributable to shareholders of Dole Food Company, Inc.	686,135	249,488		(53,310	)(f)	882,313
Equity attributable to noncontrolling interests	26,391	(21,649)		—		4,742

Total equity	712,526	227,839		(53,310)		887,055

Total liabilities and equity	$4,229,771	$(217,085)		$(1,270,606)		$2,742,080

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 29, 2012

	Dole Food Company, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Revenues, net	$4,246,708	$—		$4,246,708
Cost of products sold	(3,878,942)	—		(3,878,942)

Gross margin	367,766	—		367,766
Selling, marketing and general and administrative expenses	(310,534)	—		(310,534)
Charges for restructuring and long-term receivables	(5,158)	—		(5,158)
ITOCHU transaction related costs	(48,395)	—		(48,395)
Gain on asset sales	12,913	—		12,913

Operating income	16,592	—		16,592
Other income (expense), net	(3,130)	—		(3,130)
Interest income	4,654	—		4,654
Interest expense	(12,219)	(28,300	)(d)	(40,519)

Net income (loss) from continuing operations before income taxes and equity earnings	5,897	(28,300)		(22,403)
Income taxes	(10,755)	10,612	(g)	(143)
Earnings from equity method investments	6,063	—		6,063

Net income (loss) from continuing operations excluding net income attributable to noncontrolling interests	$1,205	$(17,688)		$(16,483)

Earnings per share—Net income (loss) from continuing operations excluding net income attributable to noncontrolling interests—Basic and Diluted	$0.00			$(0.21)
Weighted average common shares outstanding—Basic and Diluted	87,840			87,840

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Sale of Dole Asia

The estimated sales price and gain on the sale of Dole Asia, based on the historical book balances of Dole Asia as of December 29, 2012, are as follows (in thousands):

Sales price	$1,685,000
U.S. pension and other purchase price adjustments	34,000

Total estimated proceeds	1,719,000
Less:
Net assets of Dole Asia	(1,439,434)
Dole Asia net debt settlement	(15,627)
Typhoon Bopha adjustment	(20,000)
Transaction costs	(12,100)

Pre-tax estimated gain on sale	231,839
Income taxes	(4,000)

Estimated gain on sale	$227,839

The agreed upon sale price for Dole Asia is $1.685 billion. Under the terms of the agreement, Dole is required to settle the net debt of Dole Asia (outstanding borrowings less Dole Asia cash on hand), which was approximately $15.6 million as of December 29, 2012, and has been reflected as a reduction in the sales proceeds from the Transaction. Dole also agreed to deduct from the purchase price an amount equal to $20 million, less all amounts expended by Dole related to Typhoon Bopha prior to the sale closing. No amounts were expended by Dole as of December 29, 2012. Dole currently expects an estimated payment of $17.3 million after the sale closing for this adjustment.

In addition, the acquirer will not assume certain U.S. pension and other liabilities of Dole Asia, and will pay Dole $34 million in cash. As a result, the estimated proceeds have been increased by $34 million, and the long-term liabilities to be assumed by the acquirer of Dole Asia exclude certain Dole Asia pension and other liabilities as of December 29, 2012.

Note 2 — Pro Forma Adjustments

The following are descriptions of the pro forma adjustments related to the sale of Dole Asia and the use of cash proceeds as identified:

(a)	Represents the expected proceeds of $1.719 billion from the sale of Dole Asia, less $27.3 million of cash held by Dole Asia as of December 29, 2012, estimated transaction costs of $12.1 million, a payment of $20 million for the Typhoon Bopha adjustment and a payment of $15.6 million to settle the net debt of Dole Asia.
(b)	The table below details the estimated use of cash associated with the cash proceeds received from the Transactions net of new borrowings (in thousands):

Repayment of notes, debentures, revolving credit facility and term loan facilities	$(1,631,806)
Payment for early retirement of debt	(28,700)
Estimated change of control and other employee compensation payments	(42,800)
SERP and other benefit plan funding	(48,000)
New borrowings, net of debt discount	497,500
Debt issuance costs associated with new borrowings	(21,000)

Total estimated use of cash	$(1,274,806)

(c)	Represents adjustments to eliminate the historical balances of Dole Asia included in cash, assets held-for-sale and liabilities related to assets held-for-sale.
(c)(1)	The adjustment to accounts payable represents the expected increase in non-U.S. current income taxes payable as a result of the estimated gain to be recorded by Dole associated with the disposition of Dole Asia. The adjustment to accrued liabilities represents the deferred tax impact primarily attributable to the reversal of the deferred tax liability associated with the Dole tradename offset by the utilization of the net operating losses in the U.S. as a result of the estimated gain to be recorded by Dole upon the disposition of Dole Asia.

(d)	On a pro forma basis, Dole has used approximately $1.632 billion of proceeds from the Transactions and its new borrowings to repay $155 million of its 8.75% debentures due 2013, $174.9 million of its 13.875% senior secured notes due 2014, $315 million of its 8% senior secured notes due 2016, $867.7 million of its term loan facilities, and $119.2 million of its revolving credit facility. The pro forma financial statements have also been adjusted to reflect new term loan borrowings of approximately $500 million less a $2.5 million discount, although Dole’s new borrowings ultimately may be higher. Dole expects to pay approximately $28.7 million of pre-payment penalties in connection with the early retirement of debt. This payment has been reflected as a use of cash in the unaudited pro forma condensed consolidated balance sheets (see footnote (b)).

A pro forma adjustment has been made to reflect an increase in interest expense in the unaudited pro forma condensed consolidated statements of operation as if the new borrowings occurred on January 1, 2012. The interest rates used to calculate the pro forma interest expense adjustment was 5% on the new term loan borrowings of $500 million. In addition, the pro forma interest expense adjustment reflects amortization of debt issuance costs over the term of the new borrowings. The adjustments to the unaudited pro forma condensed consolidated statement of operations exclude the impact of one-time, non-recurring expenses related to the write-off of debt discounts and issuance costs.

Pro forma adjustments recorded as a result of the pay down of indebtedness and new borrowings are as follows (in thousands):

Write-off of debt issuance costs	$(4,800	) (1)

Total adjustment to prepaid expense and other assets	$(4,800)

Write-off of debt issuance costs	$(12,000	)(1)
Capitalization of new issuance costs	21,000	(4)

Total adjustment to other assets, net	$9,000

Write-off of debt discount	$5,400	(1)
Repayment of the current portion of long-term debt, net	(163,787	)(2)

Total adjustment to current portion of long-term debt, net	$(158,387)

Write-off of debt discount	$11,000	(1)
Additional borrowings	500,000	(3)
Debt discount associated with new borrowings	(2,500	)(3)
Repayment of long-term debt	(1,468,019	)(2)

Total adjustment to long-term debt, net	$(959,519)

(1)	These adjustments represent the elimination of 100% of the remaining debt issuance costs and debt discounts associated with Dole’s 8.75% debentures due 2013, Dole’s 13.875% senior secured notes due 2014, Dole’s 8% senior secured notes due 2016, Dole’s revolving credit facility and Dole’s term loan facilities. Since these debt instruments have been repaid in full, all of the associated debt issuance costs and debt discounts will be written-off.
(2)	These adjustments represent the repayment in full of Dole’s 8.75% debentures due 2013, Dole’s 13.875% senior secured notes due 2014, Dole’s 8% senior secured notes due 2016, Dole’s revolving credit facility and Dole’s term loan facilities.
(3)	These adjustments represent new borrowings of $500 million, with an expected interest rate of 5%, and expected discount of $2.5 million.
(4)	In connection with the new borrowings of $500 million, Dole expects to incur debt issuance costs of approximately $21 million.

(e)	In connection with the transaction, Dole will be required to fund approximately $48 million of its U.S. supplemental employee retirement plans (“SERP”) and Excess Savings Plan (“ESP”).

(f)	Adjustments to shareholders’ equity are computed as follows (in thousands):

Payment for early retirement of debt	$28,700	(1)
Estimated change of control and other employee compensation payments	11,600	(2)
Write-off of debt issuance costs	16,800	(3)
Write-off of debt discount costs	16,400	(4)
Tax effect on adjustments to shareholders’ equity	(20,190	)(5)

	$53,310

(1)	As noted in footnote 2(b) and 2(d), Dole expects to pay a penalty of approximately $28.7 million in connection with the early retirement of debt.
(2)	Dole expects to incur total change of control and other employee compensation payments of $42.8 million, and as of December 29, 2012, $31.2 million of these costs have been accrued. The remaining costs of $11.6 million will be incurred through the close of the sale transaction.
(3)	Such amount represents the write-off of $4.8 million of debt issuance costs included in prepared expense and the write-off of $12 million of debt issuance costs included in other assets, net. Refer to footnote 2(d) for further information.

(4)	Such amount represents the write-off of $5.4 million of debt discounts included in the current portion of long-term debt and the write-off of $11 million of debt discounts included in long-term debt. Refer to footnote 2(d) for further information.
(5)	Such amount represents the tax effect related to the shareholders’ equity adjustments (1) – (4). The effective tax rate applied to these adjustments is less than the statutory rate because certain change of control payments are non-deductible.

(g)	For purposes of these pro forma adjustments, the U.S. federal statutory tax rate of 37.5 percent has been used for all periods presented on the interest expense recorded. The tax rates used are estimates and do not take into account any possible tax events that may impact Dole in the future.

The consummation of the Transaction will trigger the change of control provisions of the 2009 Stock Incentive Plan. As a result, all of the awards granted under the 2009 Stock Incentive Plan prior to January 1, 2013 will become fully vested upon close, resulting in Dole recognizing the remaining unrecognized compensation cost through April 1, 2013. As of December 29, 2012, the unrecognized compensation cost for awards issued under this plan was approximately $11 million. As this incremental expense is one-time and has no continuing impact, a pro forma adjustment has not been made for this expense.